Exhibit 99.1
Autoliv Increases Jobs Act Distribution

(Stockholm, December 13, 2005) - Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, has decided to pay an additional $518 million as a one-time internal distribution under the American Jobs Creation Act.

The Act was adopted in 2004 by the U.S. Congress to provide for an 85% deduction on certain non-U.S. earnings that are repatriated to the United States before the end of this year and invested in accordance with a Qualified Domestic Reinvestment Plan, DRP.

In August, Autoliv made a $337 million cash distribution under the Act from Sweden to the United States. After further analysis the Company has now decided to make an additional distribution of $518 million

The cash payments will enable Autoliv to reduce the level of its U.S. net debt and replace that net debt in Europe at interest rates that currently are approximately 2% lower. Aggregated interest and tax savings associated with these transactions are expected - given current interest rates in Sweden and the U.S. - to be around $17 million annually on the net income line.

In addition, Autoliv's balance sheet exposure to currency translation adjustments ("CTA") will be significantly reduced.

The one-time additional U.S. tax cost of the $855 million distribution (of which $810 million will qualify under the Jobs Act) is expected to be around $10 million, of which $3 million was recognized in the third quarter this year and the remaining $7 million will be recognized in the current quarter.

As part of the transaction, Autoliv has established a new Swedish holding company, Autoliv Holding AB, which has taken full ownership of Autoliv AB, the former Swedish holding company.

This press release contains statements that are not historical facts but "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the Company and are naturally subject to the uncertainty and to the changes of circumstances. The forward- looking statements in connection with the decision to pay the one-time internal dividend contained in this document involve risks and uncertainties which could cause deviations from what is planned. The Company undertakes no obligation to update the projected statements.

Inquiries:
Magnus Lindquist, Vice President Finance. Tel. +46 (0)8 58 72 06 12
Ray Pekar, Director Investor Relations, Tel. +1 (248) 475-0427